Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), entered into as of January 16, 2017, is made by and between BJ Services, LLC, a Delaware limited liability company (the “Company”), and Evelyn Angelle (“Employee”). The Company and Employee are sometimes hereafter referred to individually as a “Party,” and collectively as the “Parties.”

WHEREAS, the Company and Employee desire to enter into this Agreement in order to set forth the terms of Employee’s employment with the Company during the period beginning on the date hereof and ending as provided herein;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound, do hereby agree as follows:

1. Employment. The Company agrees to employ Employee, and Employee hereby accepts employment with the Company, to serve as its Executive Vice President and Chief Financial Officer, upon the terms set forth in this Agreement for the period beginning on the date hereof and ending on the date three (3) years after the date hereof (the “Employment Period”). Notwithstanding the foregoing, the Company and Employee understand and agree that the Employment Period is subject to early termination as provided in Section 4 hereof. A notice of non-extension provided by the Company pursuant to this Section 1 shall not constitute a termination without Cause under Section 4(a)(iv). The date on which the Employment Period expires or, if the Employment Period is terminated for any reason, the effective date of such termination, is referred to herein as the “Termination Date.”

2. Position and Duties.

(a) During the Employment Period, Employee shall serve as the Executive Vice President and Chief Financial Officer of the Company and shall have the duties, responsibilities and authority customary for such a position in an organization of the size and nature of the Company. Employee shall report directly to the Chief Executive Officer of the Company, and shall devote her best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its affiliates. Employee may continue to serve on the Board of Directors of Forum Energy Technologies, Inc. (and committees of such board) and as an investor of Cypress Bakeries, LLC (a family-owned kolache factory franchise business), provided that such duties do not detract from her responsibilities as Chief Financial Officer of the Company. Employee shall obtain the prior written approval from the board of managers of the Company (the “Board”) before joining or participating in any other business opportunities, whether as an investor, board member, partner, or in any other capacity.

(b) Employee acknowledges and agrees that, at all times during the employment relationship, Employee owes fiduciary duties to the Company and its affiliates, including, but not limited to, fiduciary duties of the highest loyalty, fidelity and allegiance, to act at all times in the best interests of the Company and its affiliates, to make full disclosure to the Company of all information that pertains to the Company’s or its affiliates’ business and interests, to do no act which would injure the Company’s or its affiliates’ business, interests, or reputation, and to refrain from using for Employee’s own benefit or for the benefit of others any information or opportunities pertaining to the Company’s or its affiliates’ business or interests that are entrusted to Employee or that she learned while employed by the Company. Employee acknowledges and agrees that, upon termination of the employment relationship, Employee shall continue to refrain from using for her own benefit or the benefit of others, or from disclosing to others, any information or opportunities pertaining to the Company’s or its affiliates’ business or interests that were entrusted to Employee during the employment relationship or that she learned while employed by the Company. In addition, Employee, at all times during the Employment Period, shall strictly adhere to and obey all of the Company’s written rules, policies and procedures, which will be available for viewing and are now in effect, or as are subsequently adopted or modified by the Company, which govern the operation of the Company’s business and the conduct of employees of the Company.

3. Base Salary, Bonus and Benefits.

(a) Base Salary. During the Employment Period, Employee’s base salary shall be Three Hundred Seventy-Five Thousand Dollars ($375,000.00) per year, less any and all lawful deductions and withholdings (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices. During the Employment Period, Employee’s Base Salary may be increased by the Board at any time in its sole discretion; provided that the Base Salary may not be decreased below the foregoing amount provided, however, that the Company may unilaterally reduce Employee’s Base Salary by up to twenty percent (20%) if (A) the reduction applies to all similarly situated employees of the Company, and (B) the Board determines that such reduction is necessary to all the Company to avoid violating one or more financial covenants contained in its loan agreements or similar financing arrangements, as may be amended from time to time.

(b) Annual Bonus. In addition to the Base Salary, Employee shall be eligible to receive an annual discretionary bonus of up to sixty percent (60%) of her Base Salary (an “Annual Bonus”), the amount of which shall be determined and paid in the Board’s sole discretion based on pre-determined milestones and the achievement of the same. In its sole discretion, the Board may determine that the Annual Bonus for Employee shall be in excess of the maximum amount set forth in the preceding sentence, whether based on discretionary objectives or milestones established by the Board or otherwise. For purposes of this Agreement, Employee’s 2017 Annual Bonus will be calculated assuming that the Employment Period commenced effective January 1, 2017. Payment of such Annual Bonus or pro-rata portion shall be made within three (3) months after the end of the calendar year. The Board shall have the sole discretion to determine the particular performance milestones that must be met in order for Employee to be eligible to receive any bonuses. Except as otherwise expressly provided in Sections 4 and 5 of this Agreement, to be entitled to receive payment of any bonus award, Employee must be employed by the Company on the date such bonus is scheduled to be paid.

(c) Benefits. During the Employment Period, Employee and her dependents shall be entitled to participate in the Company’s standard employee benefit programs for which employees of the Company are generally eligible (collectively, the “Benefits”). Employee recognizes that the Benefits shall be governed by the terms and conditions of the applicable benefit plans. The Company shall not, however, by reason of this Section 3(c) be obligated to institute, maintain or refrain from changing, amending or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to other employees of the Company generally.

(d) Employee’s Co-Investment. The Parties shall determine the timing of Employee’s co- investment of the aggregate amount of $1 million for             .

(e) Restricted Equity. Employee shall receive 200,000 Class A Units (collectively, the “Equity Award”) of the Company pursuant to the terms of the BJ Services, LLC Class A Unit Incentive Plan (the “Plan”). If there are any conflicts between the terms of the Plan and this Employment Agreement with respect to such Equity Award, the terms of the Plan shall control.

(f) Vacation. During the Employment Period, Employee shall be entitled to five (5) weeks of paid vacation during each calendar year (prorated for any partial year), which shall accrue in accordance with the Company’s vacation policies as in effect from time to time. The Company will not pay Employee for any accrued, unused vacation upon the termination of Employee’s employment for any reason.

(g) Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by Employee in the course of performing her duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(h) Withholding; Deductions. The Company may deduct and withhold from any amounts payable under this Agreement (including, without limitation, any amount paid pursuant to Section 4) such federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

4. Early Termination of the Employment Period.

(a) Termination of Employment by the Company Prior to Expiration of Employment Period. Notwithstanding the provisions of Section 1 hereof, the Company shall have the right to terminate Employee’s employment under this Agreement at any time in accordance with the following provisions:

(i) upon Employee’s death;

(ii) upon Employee’s becoming incapacitated or disabled by accident, sickness or other circumstance which creates an impairment (despite reasonable accommodation) that renders her mentally or physically incapable of performing the duties and services required of her hereunder for a period of at least ninety (90) consecutive days or for ninety (90) non-consecutive business days during any 12-month period;

(iii) for “Cause,” upon a determination by the Board, in its sole discretion, that Cause exists according to the following guidelines (but for purposes of classes (a), (b) and (d) below, only after the Company has provided Employee written notice of the same describing the Cause event in reasonable detail and Employee has failed to cure or remedy the same within ten (10) days of such notice):

a.	any breach by Employee of any material provision of this Agreement;

b.	continued failure by Employee to perform her duties to the reasonable satisfaction of the Board;

c.	any act or acts of fraud, dishonesty or disloyalty by Employee with respect to any aspect of the Company’s business, operations or customers, including, but not limited to, falsification of records of the Company or misappropriation of funds of the Company;

d.	Employee’s insubordination, neglect or failure to follow the lawful and reasonable instructions of the Board or the Chief Executive Officer;

e.	any willful or reckless misconduct or gross negligence by Employee in the performance of her duties under this Agreement;

f.	Employee’s breach of fiduciary duty or duty of loyalty to the Company or its affiliates;

g.	acceptance by Employee of employment or work with another employer or business other than the Company or its affiliates or the performance of work or services for any such other employer or business without the prior written approval of the Board;

h.	any act by Employee attempting to secure or securing any personal profit or benefit not fully disclosed to and approved by the Board in connection with any transaction entered into on behalf of the Company or its affiliates;

i.	Employee’s breach of Sections 6, 7, 8, or 9 of this Agreement;

j.	Employee’s habitual drug or alcohol abuse;

k.	Employee’s conviction (by plea of nolo contendere, guilty or otherwise) of any (1) felony, (2) of a crime of theft, fraud, or dishonesty, or (3) crime involving moral turpitude;

l.	Employee’s violation of federal or state securities laws or other laws applicable to the business of the Company or its affiliates; or

m.	conduct on the part of Employee, even if not in connection with the performance of her duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company or its affiliates, as determined by the Company in its good faith discretion, and Employee fails to cease such conduct within twenty-four (24) hours upon receipt of notice to cease such conduct.

(iv) In the sole discretion of the Board without Cause; provided, however, that in the case of termination without Cause, the Company must provide Employee with thirty (30) days prior written notice of such termination.

(b) Termination of Employment by Employee Prior to Expiration of Employment Period for Good Reason. Notwithstanding the provisions of Section 1 hereof, Employee shall have the right to terminate her employment under this Agreement for Good Reason, provided that Employee provides thirty (30) days prior written notice of such termination to the Company and an opportunity for the Company to cure such event within such period. For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution in Employee’s responsibilities, duties or authority, or assignment of duties to Employee that are materially inconsistent with the position of Chief Financial Officer or a change of reporting relationship to anyone other than the Chief Executive Officer; (ii) a material diminution in Employee’s base compensation other than as described in the proviso in Section 3(a); or (iii) a breach by the Company of any material provision of this Agreement that is not cured or remedied by the Company within ten (10) days of written notice from Employee describing such breach in reasonable detail.

(c) Termination of Employment by Employee Prior to Expiration of Employment Period for Other than Good Reason. Notwithstanding the provisions of Section 1 hereof, Employee shall have the right to terminate his employment under this Agreement for any reason, provided that Employee provides thirty (30) days prior written notice of such termination to the Company.

(d) Notice of Termination. If the Company desires to terminate Employee’s employment hereunder as provided in Section 4(a) hereof or Employee desires to terminate Employee’s employment hereunder as provided in Section 4(b) or Section 4(c) hereof, Employee shall do so by giving written notice to the Board and the Company shall do so by giving written notice to Employee that the terminating Party has elected to terminate Employee’s employment hereunder and stating the effective date and reason, if any (including the applicable section of this Agreement), for such termination.

(i) In the event of such termination, the provisions of Sections 5 through 27 hereof shall continue to apply in accordance with their terms regardless of the reason for termination.

(ii) Any question as to whether and when there has been a termination of Employee’s employment, and the cause of such termination, shall be determined conclusively by the Board in its good faith discretion.

5. Effect of Termination on Compensation.

(a) Termination Upon Death of Employee. In the event of Employee’s death during the Employment Period, all of Employee’s rights and benefits provided for in this Agreement will terminate on the date of death; provided, however, that (i) Employee’s estate will be paid Employee’s pro rata Base Salary as earned through the Termination Date, (ii) Employee’s estate shall be entitled to receive any awarded and unpaid Annual Bonus for any full calendar year of the Company that ended prior to the Termination Date (in the amount theretofore awarded by the Board) on the date that such Annual Bonus would have otherwise been payable, and (iii) any extended health benefits provided by the Company in respect of Employee’s spouse and dependents shall continue at their expense as provided by state or federal law.

(b) Termination by the Company Upon Disability of Employee. If Employee’s employment hereunder is terminated by the Company pursuant to Section 4(a)(ii) of this Agreement, all of Employee’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that (i) Employee will be paid Employee’s pro rata Base Salary as earned through the Termination Date, (ii) extended health benefits shall continue at Employee’s expense as provided by state or federal law and (iii) Employee shall be entitled to receive any earned and unpaid Annual Bonus for any full calendar year of the Company that ended prior to the Termination Date (in the amount theretofore awarded by the Board) on the date that such Annual Bonus would have otherwise been payable.

(c) Termination by the Company for Cause. If Employee’s employment hereunder is terminated by the Company for Cause pursuant to Section 4(a)(iii) of this Agreement, all of Employee’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that (i) Employee will be paid Employee’s pro rata Base Salary as earned through the Termination Date, and (ii) extended health benefits shall continue at Employee’s expense as provided by state or federal law.

(d) Termination by the Company Without Cause or by Employee for Good Reason. If Employee’s employment hereunder is terminated by the Company without Cause pursuant to the provisions set forth in Section 4(a)(iv), or by Employee for Good Reason pursuant to the provisions set forth in Section 4(b), all of Employee’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that (i) Employee will be paid Employee’s pro rata Base Salary as earned through the Termination Date, (ii)(A) if Employee’s employment is so terminated within twelve (12) months after the commencement of the Employment Period, extended health benefits shall continue at the Company’s expense for a period of eighteen (18) months after the Termination Date, and (B) if

Employee’s employment is so terminated more than twelve (12) months after the commencement of the Employment Period, such extended health benefits shall continue at the Company’s expense for a period of twelve (12) months following the Termination Date, (iii) Employee shall be entitled to receive any earned and unpaid Annual Bonus for any full calendar year of the Company that ended prior to the Termination Date (in the amount theretofore awarded by the Board) on the date that such Annual Bonus would have otherwise been payable, and (iv)(A) if Employee’s employment is so terminated within twelve (12) months after the commencement of the Employment Period, the Company shall pay Employee severance equal to Seven Hundred Fifty Thousand Dollars ($750,000.00), and (B) if Employee’s employment is so terminated more than twelve (12) months after the commencement of the Employment Period, the Company shall pay Employee severance equal to the sum of (x) an amount equal to the Annual Bonus paid to Employee for the full calendar year of the Company ending immediately prior to the Termination Date and (y) twelve (12) months Base Salary (as determined on the Termination Date). The severance pay provided for in this Section 5(d)(iv) will be paid in installments in accordance with the Company’s normal payroll practices.

(e) Termination of Employment by Employee pursuant to Section 4(c). If Employee terminates her employment with the Company pursuant to Section 4(c) of this Agreement, all of Employee’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that (i) Employee will be paid Employee’s pro rata Base Salary as earned through the Termination Date, and (ii) extended health benefits shall continue at Employee’s expense as provided by state or federal law.

(f) Expiration of Employment Period. If either the Company or Employee provides the notice of intent not to extend the Agreement and thus elects to allow an Employment Period to expire under its own terms under Section 1 hereof, all of Employee’s rights, compensation and benefits provided for in this Agreement will terminate as of the date of the expiration of the Employment Period; provided however, that (i) Employee will be paid Employee’s pro rata Base Salary as earned through the Termination Date, (ii) extended health benefits shall continue at Employee’s expense as provided by state or federal law, and (iii) Employee shall be entitled to receive the pro rata portion of any earned and unpaid Annual Bonus for any partial calendar year of the Company concluding with the Termination Date (in the amount theretofore awarded by the Board) on the date that such Annual Bonus would have otherwise been payable.

(g) Waiver and Release of Claims. Except for (i) the continuation of health benefits under state or federal law at Employee’s expense (for which statutory and eligibility requirements must be met) and (ii) the payment of Base Salary through the Termination Date, Employee shall not be entitled to receive any payments, benefits or other compensation under this Section 5 (including but not limited to any Annual Bonus or severance pay) unless and until Employee has executed and delivered to the Company a non-revocable waiver and release, in form and substance acceptable to the Company in its sole discretion, of all claims she has, or may have, known or unknown, against the Company, its subsidiaries and affiliates and their respective predecessors and successors, and any of the current or former directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents of any of the foregoing, which arise out of or relate to her employment, separation therefrom, any agreement between the Parties, the Plan, the LLC Agreement (as defined below) or any other matter or facts or events occurring through the date of Employee’s signature on such waiver and release.

(h) Impact of Termination of Employment on Equity Award. The Parties acknowledge and agree that all provisions affecting the Equity Award as a result of any termination of Employee’s employment shall be as set forth in the Plan, and the Company’s Limited Liability Company Agreement, as may be amended or amended and restated from time to time in accordance with the provisions thereof (the “LLC Agreement”).

6. Confidential Information. The Company agrees and Employee acknowledges that prior to and during the Employment Period she shall be provided confidential and proprietary information concerning the business or affairs of the Company and its affiliates (collectively, “Confidential Information”) that is the property of the Company and its affiliates including, without limitation, information and knowledge pertaining to products, services, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, manufacturing, advertising, marketing, distribution and sales methods and forecasts, operating procedures, financial statements and other financial information, supplier, vendor, customer and client lists and relationships between the Company and its affiliates and customers, clients, vendors, suppliers, lessors and others who have business dealings with them, and the substance of any agreements with such persons and parties. Therefore, Employee agrees that she shall not at any time during or after the Employment Period, directly or indirectly, regardless of when she obtained such Confidential Information, disclose, directly or indirectly, to any person or entity or use for her own purposes or the benefit of any third party, including any subsequent employer, any Confidential Information without the prior written consent of the Company. Employee shall deliver to the Company at the Termination Date, or immediately at any other time the Board may request, all property, memoranda, notes, plans, records, reports, electronic mail, computer files, printouts, software and other documents and data (and copies thereof, regardless of the media on which such are contained) constituting or relating to the Confidential Information, Work Product (as defined below), property or the business of the Company or its affiliates which she may then possess or have under her control. All Confidential Information and documents relating to the Company and its affiliates as described above shall be the exclusive property of the Company, and Employee shall use her best efforts to prevent any publication or disclosure thereof.

7. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or its affiliates’ actual or anticipated business that are conceived, developed or made by Employee while employed by the Company or any of its affiliates (“Work Product”) belong to the Company or such affiliate (as the case may be). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. Section 101, and ownership of all right, title and interest therein shall vest in the Company or its affiliates. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law or all right, title and interest in and to such Work Product has not automatically vested in the Company or its affiliates, Employee hereby irrevocably assigns, transfers and conveys, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company or its affiliates (as the case may be), without further consideration. Employee will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8. Non-Solicitation; Non-Competition.

(a) Employee acknowledges, and the Company agrees, that in the course of Employee’s employment with the Company, Employee will be provided and become familiar with the Company’s and its affiliates’ trade secrets and Confidential Information. Employee further acknowledges that having access to and knowledge of the Confidential Information of the Company and its affiliates is essential to the performance of her duties with the Company and that such information is an extremely valuable and unique asset of the Company and its affiliates that gives them a competitive advantage over persons or entities that do not possess such information and knowledge. Therefore, Employee agrees that in consideration for the Company’s promise to provide her Confidential Information and trade secrets of the Company and its affiliates, in addition to other consideration provided herein, Employee will not, during the Employment Period and for a period of one (1) year thereafter (such period following the Employment Period, the “Restricted Period”), directly or indirectly contact or solicit vendors, suppliers, customers or clients of the Company or its affiliates with whom Employee had direct or indirect contact or about whom Employee received proprietary, confidential or otherwise non-public information for the purpose of providing services similar to those provided by Company at the Termination Date including (i) North American on-land services performed on oil and gas land wells through the application of fluids pumped at high pressure and rate into the reservoir interval to be treated, causing a fracture to open, for the purpose of enhancing production using equipment, products and services with mobile/skid/wheeled hydraulic horsepower and specific support equipment associated with land based oil and gas well fracturing services provision, and (ii) North American on-land services utilizing (A) cementing equipment, cementing products and cementing technology associated with zonal isolation, remedial cementing services and ultimate plug and abandon services performed through the application of specially designed cementing products to meet specific fluid type and temperature requirements or (B) acidizing equipment, acidizing products, and acidizing technology associated with matrix acidizing, near wellbore stimulation, and near wellbore cleanup services performed through the application of specifically designed acidizing products and techniques used to address specific wellbore and production enhancement requirements (the “Business”) or interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its affiliates and any vendor, supplier, customer or client of the Company or any of its affiliates or in any way encourage them to terminate or otherwise alter their relationship with the Company or any affiliate. Employee further agrees that during the Employment Period and for the Restricted Period, she shall not, directly or indirectly, provide any products or services related to the Business to the Company’s or its affiliates’ customers and clients, or prospective customers and clients, nor utilize the contacts, goodwill and rapport she established with any customers and clients to take away or divert business or income away from the Company or its affiliates to other persons or entities. For purposes of this Section 8, “customers and clients” shall mean and include those customers, clients and prospective customers and clients who contacted or were contacted by the Company or its affiliates to do business with the Company or its affiliates.

(b) Employee further agrees that in consideration for the Company’s promise to provide him Confidential Information and trade secrets of the Company and its affiliates, in addition to other consideration provided herein, she will not, during the Employment Period and for the Restricted Period, directly or indirectly recruit, solicit, hire or retain (as an independent contractor, employee or otherwise) or attempt to recruit, solicit, hire or retain any employee, independent contractor, or former employee or independent contractor of the Company or its affiliates, or encourage any employee or independent contractor of the Company or its affiliates to leave the employ or engagement of the Company or its affiliates, as the case may be.

(c) In addition, except for services and duties performed pursuant to this Agreement by Employee for or on behalf of the Company and its affiliates during the Employment Period or for other companies as agreed in writing by the Board, Employee agrees that, during the Employment Period and the Restricted Period, Employee will not for any reason whatsoever, directly or indirectly, for herself or on behalf of or in conjunction with any other person, company, partnership, corporation, business or other entity of whatever nature, engage in, make loans to, operate, manage, control, become financially interested in or otherwise have any connection with, whether as an officer, director, manager, employee, independent contractor, advisor, sales representative, consultant, shareholder, owner, partner, member or in any other capacity, the Business (i) within the United States (the “Territory”) or (ii) anywhere outside of the Territory where the Company or its affiliates have made sales or significant sales efforts with respect to their goods or services relating to the Business during the Employment Period; provided, however, that the passive ownership by Employee of less than 1% of any class of equity securities of any corporation, if such equity securities are listed on a national securities exchange or are quoted on NASDAQ, will not be deemed to be a breach of this Section 8.

(d) If, at the time of enforcement of this Section 8, a court or other tribunal shall hold that the duration, geography or scope restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, geography or scope reasonable under such circumstances shall be substituted for the stated duration, geography or scope and that the court or other tribunal shall reform the restrictions contained herein to cover the maximum duration, geography and scope permitted by law.

(g) If Employee breaches any provision of this Section 8, Employee agrees and acknowledges that the time periods set forth herein shall be extended by the time period of such breach.

9. Non-disparagement. Employee shall not, either during the Employment Period and after the termination thereof, whether in writing or orally, malign, denigrate, impugn, attack or disparage the Company, its affiliates or their respective predecessors and successors, or any of the current or former directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents of any of the foregoing, with respect to any of their respective past or present activities, products or services, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light or take any unethical or deceitful action that would materially interfere with any existing or potential business relationship or contractual arrangement of the Company that is detrimental to the best interests of the Company or any other person in which the Company has an equity interest.

10. Remedies. Employee acknowledges that a violation by Employee of any of the covenants contained in Section 6, 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Employee agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 6, 7, 8 or 9 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

11. Accounting. If Employee breaches any of the covenants contained in Section 6, 7, 8 or 9 of this Agreement, the Company will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under any other agreement between the Company and its affiliates, on the one hand, and Employee, on the other hand, at law or in equity.

12. Business Opportunities Employee agrees, while she is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board and without additional specific compensation or consideration therefor, any business prospects, contracts or other business opportunities that Employee may discover, find, develop or otherwise have available to Employee in the Company’s general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company, except to the extent such business prospects contracts, or other business opportunities become known to her through her service as a member of the Board of Directors of Forum Technologies, Inc. and are not reasonably related to the Business.

13. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by any means which provides a receipt upon delivery and addressed as follows:

If to the Company to:	BJ Services, LLC 11211 FM 2920 Tomball, TX 77377 Attn: Chief Executive Officer
If to Employee to:	Evelyn Angelle On File with Human Resources

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

14. GOVERNING LAW; EXCLUSIVE VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW. IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT EXCLUSIVE VENUE FOR SUCH DISPUTE SHALL LIE IN ANY COURT OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS, AND THE PARTIES WAIVE ANY CLAIM THAT SUCH FORUM IS INAPPROPRIATE OR INCONVENIENT.

15. Complete Agreement. This Agreement, together with (i) Plan and (ii) the LLC Agreement, embodies the complete agreement and understanding between the Parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Any equity awarded to Employee in connection with his employment hereunder will be subject to the terms and conditions of the Plan and the LLC Agreement.

16. Successor and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company and their respective successors, heirs and permitted assigns. This Agreement is personal to Employee and shall not be assignable by Employee, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Employee, and any assignment in violation of this Agreement shall be void. This agreement may be assigned by the Company to any affiliate thereof.

17. Noncontravention; Prior Agreements and Information. Employee represents, warrants and covenants that as of the date hereof: (i) Employee has the full right, authority and capacity to enter into this Agreement and perform Employee’s obligations hereunder, (ii) Employee is not bound by any agreement that conflicts with or prevents or restricts the full performance of Employee’s duties and obligations to the Company hereunder during or after the Employment Period, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject. Employee represents and warrants that her service as an employee of the Company and her performance of her duties hereunder will not and do not violate any prior agreement Employee made with any previous employer or company with whom she did business. Employee further agrees that she has not previously, and will not in the future, disclose to the Company any confidential and proprietary information or trade secrets belonging to any previous employer, and acknowledges that the Company has instructed her not to disclose to it any confidential and proprietary information or trade secrets belonging to any previous employer. Employee agrees acknowledges that she will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

18. Amendment. Except as otherwise expressly provided herein, this Agreement may be amended at any time only by written agreement between the Company (with the written approval of the Board) and Employee, and any provision hereof may be waived only in writing by the Party who is so waiving (which waiver, if being made by the Company, shall require written approval of the Board).

19. Counterparts: Facsimile Signature. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one agreement. Any Party may execute and deliver this Agreement by facsimile signature or by electronic portable document format (.pdf) and the other Party will be entitled to rely upon such facsimile or electronic portable document format (.pdf) signature as conclusive evidence that this Agreement has been duly executed by such Party.

20. No Waiver. No failure or delay on the part of the Company or Employee in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

21. Representations and Warranties: Advice of Counsel. Prior to execution of this Agreement, Employee was advised by the Company of Employee’s right to seek independent advice from an attorney of Employee’s own selection regarding this Agreement and Employee acknowledges that she has had sufficient opportunity to do so. Employee acknowledges that Employee has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Employee further represents that in entering into this Agreement, Employee is not relying on any statements or representations made by any of the Company, its affiliates or any of their respective directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents that are not expressly set forth herein, and that Employee is relying only upon Employee’s own judgment and any advice provided by Employee’s attorney.

22. Cooperation. Employee agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Employee shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company, its affiliates or their respective predecessors and successors, or any of the current or former directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents of any of the foregoing, which relates to events occurring during Employee’s employment or relationship with the Company or its affiliates as to which Employee may have relevant information (including, but not limited, to furnishing relevant information and materials to the Company or its designee and/or providing truthful testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Employee for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

23. Immunity. Employee understands and agrees that she shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Employee further understands that she shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. Finally, Employee understands that, if she files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, provided Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

24. No Construction Against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision.

25. Affiliate. As used in this Agreement, “affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

26. Severability. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the Parties that, if any court or other tribunal construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court or other tribunal shall reduce the duration, area or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

27. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent any amount payable hereunder is deferred compensation subject to Code Section 409A, and will be interpreted accordingly. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company and its affiliates Employee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) and such payments shall be paid to Employee in a single lump sum as soon as practicable (and in all events within fifteen (15) days) after the date that is six (6) months following Employee’s termination of employment with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. To the fullest extent permitted under Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code, and references herein to Employee’s “termination of employment” shall refer to Employee’s separation from service with the Company and its affiliates within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that Employee’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 27 due to Employee’s status as a “specified employee,” Employee may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by Employee pursuant to the preceding sentence shall be reimbursed to Employee (with interest thereon) as described above on the date that is (6) months following Employee’ separation from service. To extent any amount payable under this Agreement is deferred compensation subject to Code Section 409A, and the period during which Employee has to execute and or revoke a release prior to payment straddles a calendar year the payment shall not commence or be paid until the second calendar year. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 27; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BJ Services, LLC, a Delaware limited liability company

By:	/s/ Warren Zemlak
Name:	Warren Zemlak
Title:	President & CEO

/s/ Evelyn Angelle
Evelyn Angelle

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